EXECUTIVE ANNUAL INCENTIVE PLAN



     The Executive Annual Incentive Plan is designed to recognize and reward Company performance relative to pre-established goals.
Eligible employees are those executives and managers whose responsibilities enable them to have a significant impact on the Company's business. Eligible participants are approved on an annual basis by the Compensation Committee of the Board of Directors based on recommendations from the Chief Executive Officer. Plan objectives are to:

- -    Focus attention on the achievement of key annual goals;
- -    Strengthen understanding and commitment to key business
strategies and goals;
- -    Promote and reinforce teamwork, and unify executive efforts toward accomplishing business strategies and goals;
- -    Align executive behavior with shareholder interests, and
encourage thinking like an owner;
- -    Provide annual awards which are commensurate with performance;
and
- -    Encourage accountability for business results, and responsiveness to the competitive environment.

The Plan contemplates that the Compensation Committee will establish a performance threshold which must be met before any awards are paid. Final awards will be based on actual performance relative to pre-determined goals. For 1995, the performance threshold is a certain earnings per share level. Performance goals will be established each year by the Compensation Committee and will be:

- -    Aligned with shareholder interests and the Company's strategic plan to enhance shareholder value;
- -    Controllable by participants (as much as possible), and
achievable with extra "stretch" and effort;
- -    Measurable and quantifiable, and "outcome-" versus "process-"
oriented;
- -    Balanced with other performance goals, so that achieving a goal does not negatively affect other performance areas that are important to the Company.

In 1995, there are financial and safety goals and sub-goals. There are three financial sub-goals related to: (1) O&M expenditures; (2) capital expenditures; and (3) earnings per share. The safety goals measure Company performance against four sub-goals: (1) cumulative accidents; (2) lost time accidents; (3) lost time hours; and (4) zero fatalities. The Plan contemplates a minimum, target and maximum performance level for each goal, each performance level corresponding with an incentive award that is based on a percentage of base salary. There will be no award for performance levels that are below minimum and no additional award for performance that is above the maximum. Awards will be based on actual results at the completion of the performance period assuming the performance threshold is met. To receive an award, eligible participants must be actively employed at the Company through the last pay period of the fiscal year.